                                                                   EXHIBIT 10.57

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]



                          EXCLUSIVE LICENSE AGREEMENT
                                     (DHAC)

       THIS AGREEMENT is made as of November 27, 1996, by and between MGI PHARMA, INC. ("MGI"), 300E Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667 and ILEX ONCOLOGY, INC. ("ILEX"), 14785 Omicron Drive, Suite 101, San Antonio, Texas 78245-3217.

                                    Recitals

       A. MGI acquires, develops and markets pharmaceuticals that it believes address currently unmet medical needs or significantly improve upon current therapies.

       B. ILEX has certain rights and know-how relating to a compound called 5,6-dihydro-5 azacytidine ("DHAC") and has filed a U.S. patent application covering the use of such compound for treatment of prostate cancer.

       C. MGI and ILEX have previously entered into that certain Non-Disclosure Confidentiality Agreement dated June 17, 1996 (the "Non-Disclosure Agreement").

       D. MGI desires to develop, make or have made, sell and distribute products containing DHAC on a worldwide basis, and ILEX desires to grant to MGI rights to develop, make, have made, import, offer for sale, sell, promote and distribute such products, all upon the terms and conditions set forth in this Agreement.

       E. ILEX and MGI wish to transfer its only orphan drug designation for DHAC from ILEX to MGI.

       F. ILEX wishes to use its best efforts to cause the National Cancer Institute of the Department of Health and Human Services, Public Health Service, National Institutes of Health ("NCI") to transfer and assign to MGI its existing investigational new drug application for DHAC products as well as its existing supplies of DHAC bulk drug substance.

       NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto have agreed as follows:

ARTICLE 1            INTRODUCTORY PROVISIONS

1.1    Defined Terms.       The following terms, when used in capitalized for
in this Agreement, shall have the meanings set forth below:

       (a) "Affiliate" when used with reference to either party shall mean any entity controlling, controlled by or under common control with the said party. For purposes hereof, "control" shall mean ownership, directly or
              indirectly, of more than   [**]    percent ([**]%) of the
              securities having the right to vote for the election of
              directors, in the case of a corporation, and more than   [**]
              percent ([**]%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

       (b) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with those efforts the applicable party devotes to its own business and pharmaceutical products resulting from its own research efforts and having a similar market potential, profit potential or strategic value.

       (c) "Confidential Information" shall mean all proprietary information, including ILEX Know-How, Proprietary Product Information of a party, including any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees or consultants or any other similar aspects of a party's present or future business, the secrecy of which confers a competitive advantage upon that party.

       (d) "Drug Master File" shall mean a Type II Drug Master File for any Product created by ILEX, NCI or their respective agents and on file with the FDA, any supplementary or successor drug master file in respect of DHAC that is submitted by ILEX, NCI or their respective agents to the FDA, or any corresponding drug master file or similar file in respect of any Product that may be submitted to the FDA or other applicable governmental agency; in each case, by ILEX or its agents as of the Effective Date or by NCI or its agents at any time (provided that ILEX has rights from NCI with respect thereto).

       (e)    "Effective Date" shall mean the date first above written.

       (f) "FDA" shall mean the United States Food and Drug Administration or any successor entity.

       (g) "Health Registration Dossier" shall mean all documentation which is now or shall hereafter be on file with the FDA or other applicable governmental agency, which comprises the information and data submitted to such agency in support of an application made by ILEX, MGI, or a sublicensee of MGI or ILEX, to such agency for Marketing Authorization for a Product to treat any Indication.

       (h) "ILEX Know-how" shall mean all information and data, regardless of form, which is necessary or useful to the development (including, without limitation, clinical or preclinical testing or results, and any other information necessary or supportive of a request for Marketing Authorization) or manufacture of a Product or to the development or manufacture of dose forms or means of delivery of a

              Product, including, without limitation, the Proprietary Product Information, (i) which (A) may have been developed by ILEX, NCI or other third parties or (B) which is owned, developed, acquired or otherwise licensable by ILEX to MGI; and (ii) which is in ILEX's possession or control as of the Effective Date, or with respect to any of the foregoing received by ILEX from NCI or its agents, as of the Effective Date or thereafter.

       (i) "ILEX Patents" shall mean all patents or patent applications under the laws of any country or countries, (i) which are necessary or useful to (A) the development or manufacture of dose forms or means of delivery of the Products, or (B) to the use of the Products alone or in conjunction with other products; and
              (ii) which are owned or controlled by ILEX which ILEX has a right to license to MGI or its sublicensees as of the Effective Date, or with respect to any of the foregoing licensed or assigned to ILEX by NCI or its agents, as of the Effective Date or thereafter.

       (j) "IND" shall mean an Investigational New Drug Application, or a successor application.

       (k) "Indication" shall mean any medical condition or set of symptoms for the treatment of which a Product may be determined to be safe and efficacious.

       (l) "Marketing Authorization" shall mean any governmental approval by the FDA or other applicable governmental agency which is legally required under applicable laws, regulations or administrative decisions to put a pharmaceutical product on the market in such country for use in the treatment of any Indication (including pricing and reimbursement approvals, if applicable).

       (m) "Net Sales" shall mean the total of the gross invoice prices of Products sold or transferred by MGI, its Affiliates, and its sublicensees less rebates and allowances given by MGI, its Affiliates or sublicensees and the sum of the following actual and customary deductions included on the invoice as part of the gross invoice price and actually paid: cash, trade, or quantity discounts; dales, use, tariff or other excise taxes imposed upon particular sales; import/export duties; and transportation charges. Sales among MGI, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for the purposes of computing Net Sales. Products provided by MGI, its Affiliates or sublicensees to third parties as samples or for research purposes or clinical studies shall not be deemed to be sold or transferred of the purposes of computing Net Sales.

       (n) "Orphan Drug Designation" shall mean designation under the U.S. Orphan Drug Act, as amended, or any successor statute, of a Product for treatment of mesothelioma.

       (o) "Party" shall mean either of the two parties to this Agreement and, to the extent appropriate when required by the context, to any sublicensees of a Party.

       (p) "Products" shall mean any pharmaceutical products having as an active ingredient DHAC, either alone or in combination with other substances, whether or not such products are known or in existence on the Effective Date.

       (q) "Proprietary Product Information" shall mean (i) all information and data now or hereafter contained in any Drug Master File or Health Registration Dossier to which either Party, or any sublicensee of either Party, shall have the right under applicable law, regulations and administrative decisions to refer, to authorize third parties to refer and to prohibit third parties from referring, for purposes of any application for Marketing Authorization for any Product; (ii) all data concerning any serious or unexpected adverse effects, side effects and contraindications of any Product which may come to the attention of either Party or of any sublicensee; (iii) all data and information in the possession of either Party or any permitted sublicensee of a Party relating to (A) the pharmacological or toxicological properties of a Product, (B) pre-clinical or clinical testing and experience in relation to a Product which is not included in any Health Registration Dossier and (C) to the extent reasonably required for purposes of any application for Marketing Authorization, the chemical composition, manufacturing processes and quality control testing of a Product and (iv) all other information and data now or hereafter in existence and in the possession of either Party which relates to the development, testing, manufacture, marketing or use of any Product which is not in the public domain. Notwithstanding the foregoing, as used herein, Proprietary Product Information of ILEX shall be limited to (1) any of the foregoing in ILEX's possession or control as of the Effective Date and (2) any of the foregoing received by ILEX from NCI or its agents as of the Effective Date or thereafter.

1.2    Other Rules of Interpretation.      Unless the context clearly indicates
       otherwise, the following rules shall govern the interpretation of this
       Agreement:

       (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

       (b)    All references herein to "days" shall mean calendar days;

       (c)    All references herein to "quarters" shall mean calendar quarters;
              and

       (d) All references herein to "Sections" shall mean the corresponding Sections of this Agreement and all references to "Articles" shall mean the corresponding Articles of this Agreement.

ARTICLE 2     WARRANTIES, REPRESENTATIONS AND COVENANT; LIMITATIONS

2.1    ILEX Warranties.     ILEX represents and warrants to MGI that:

       (a)    it has the legal right and power to enter into this Agreement;

       (b) it has taken all necessary corporate action to authorize and perform this Agreement;

       (c) it has not entered into any inconsistent prior obligations that would impair the rights being licensed to MGI hereunder;

       (d) it owns or has the right to license or sublicense all the rights granted to MGI herein with respect to the ILEX Patents, ILEX Know-how and such information and data in any applicable Drug Master Files which ILEX owns, possesses or controls as of the Effective Date;

       (e) it will own or have the right to license or sublicense all the remaining rights granted to MGI herein with respect to the ILEX Patents, ILEX Know-how and such information and data in any applicable Drug Master Files that ILEX is receiving hereunder from NCI or its agents after the Effective Date, such that as of the last date of such transfers, ILEX will own or have the right to license or sublicense all of the rights granted to MGI herein;

       (f) to the best of its knowledge, there are no third party claims that would challenge or impair the license of the rights granted to MGI herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in the United States; and

       (g) to the best of its knowledge, the manufacture, use or sale of the Products under the license granted herein under the ILEX Patents and ILEX Know-how will not infringe any patents, copyrights, trade secrets or any other intellectual property rights of any third parties.

2.2    MGI Warranties.      MGI represents and warrants to ILEX that:

       (a)    it has the legal right and power to enter into this Agreement;
              and

       (b) it has taken all necessary corporate action to authorize and perform this Agreement.

2.3    ILEX Covenant.       During the term of this Agreement (and if this
       Agreement is terminated by MGI pursuant to Section 11.2, then for an additional period of five (5) years thereafter), ILEX covenants and agrees that it shall not market, promote, supply or sell Products, directly or indirectly through any affiliate or third party, unless MGI consents in writing, such consent not to be unreasonably withheld. For the purposes of this Section 2.3, MGI's refusal to consent shall not be deemed to be unreasonable if MGI determines, in its sole discretion, that the Product in question would be competitive to any current or future Product of MGI or its sublicensees. Notwithstanding the foregoing, ILEX shall be entitled to manufacture any Product for any third party provided that it can do so without using or disclosing any ILEX Patent or ILEX Know-how licensed hereunder.

2.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 2.1 AND 2.2, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ILEX PATENTS, ILEX KNOW-HOW OR THE PRODUCTS AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR PATENT ABILITY.

2.5    LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTIONS 2.1, 2.2,
       ARTICLE 9 OR IN THE EVENT OF A MATERIAL BREACH BY EITHER PARTY OF THE LIMITATIONS SET FORTH IN ARTICLE 10 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM THIS AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES. IN THE EVENT OF ANY CLAIM FOR SUCH LOSS OR DAMAGES, THE SOLE AND EXCLUSIVE REMEDY FOR ANY LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO A REFUND OF ANY SUMS PAID AND/OR THE TERMINATION OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT.

ARTICLE 3     RIGHTS IN INTELLECTUAL PROPERTY

3.1 License Grant to MGI. Subject to the terms and conditions of this Agreement, ILEX hereby grants to MGI, and MGI hereby accepts from ILEX, an exclusive, worldwide right and license (with right of sublicense) under the ILEX Patents and ILEX Know-how and all other intellectual property rights covering or relating to the Products, which are owned or controlled by ILEX as of the Effective Date or licensed, assigned or transferred to ILEX by NCI or its agents at any time, to develop, make, have made, import, use, offer to sell, sell and distribute the Products.

ARTICLE 4     TRANSFERS TO MGI

4.1 Orphan Drug Designation. ILEX shall transfer and assign to MGI its Orphan Drug Designation for the Products. The parties acknowledge and agree that MGI's obligations under this Agreement are dependent upon such transfer and assignment by ILEX.

4.2 Technology Transfer. ILEX shall (a) provide MGI all DHAC bulk drug substance then in its possession and ILEX Know-How then in its possession or control and necessary or useful in development or commercialization of the Products, including chemistry, manufacturing and controls, preclinical and clinical data, published literature and the like, for MGI's use and (b) transfer to MGI any Drug Master Files of ILEX or its agents or otherwise then in its possession or control and relating to the Products.

4.3 Transfer from NCI. The parties acknowledge that MGI's obligations under this Agreement are dependent upon NCI's agreement to assign and transfer to MGI the IND for the Products and any DHAC bulk drug substance in possession or control of NCI or its agents. MGI shall cooperate reasonably in such transfers including providing NCI with a copy of its protocol for clinical study of the Products.

4.4 Schedules for Transfers. ILEX's obligations under Sections 4.1 and 4.2 shall be completed not later than December 15, 1996. ILEX shall use its Best Efforts to cause the assignment and transfers from NCI, as contemplated under
Section 4.3, to be completed by December 20, 1996 and not later than March 15, 1997. If the assignment and transfers from NCI contemplated in Section 4.3 are not completed prior to March 15, 1997, either party may terminate this Agreement as provided in Section 11.5.

4.5 Surviving Provisions. MGI shall comply with Sections 4.7, 5.2 and 9.1 of that certain License Agreement dated August 4, 1993, by and between ILEX and the National Technical Information Services, as if MGI were a "LICENSEE" thereunder.

ARTICLE 5     PRODUCT DEVELOPMENT; PATENT PROSECUTION

5.1 Product Development. MGI shall develop the Products, at MGI's expense, for use in treatment of an initial Indication (which is currently intended to me myelodisplastic syndrome) (the "Initial Indication") in accordance with a development plan prepared by MGI and acceptable to ILEX, and thereafter for use for such Indications and in such countries as MGI deems appropriate.

5.2 ILEX Development Work. ILEX shall be entitled to perform contract research and development work for MGI, as agreed by the parties from time to time, at ILEX's then standard contract rates, for an aggregate amount equal to
    [**]    percent ([**]%) of MGI's total clinical development budget for the
Initial Indication for the Products (excluding any preclinical work for the Products). If MGI terminates the development of the Products for any reason,
such aggregate amount shall equal    [**]     percent ([**]%) of what MGI
actually spent for development of the Products (unless the parties have already agreed to a greater amount pursuant to a written agreement as contemplated below). Such development work may be related to the Products or to other MGI products, in MGI's sole discretion and will be subject to the terms of a separate written agreement, including, without limitation, provisions (i) restricting ILEX's use of any data resulting f rom the work, (ii) assigning to MGI all ownership and other rights with respect to any resulting data and inventions and (iii) indemnifying MGI, its Affiliates and sublicensees and their respective officers, directors, employees and agents from any claims arising from negligence, gross negligence or willful misconduct of ILEX with respect to such development work. MGI and ILEX shall use their Best Efforts to enter into such a separate written agreement prior to but not later than the date on which an NDA for a Product is submitted or within sixty (60) days of the date on which MGI decides, in its sole discretion, to terminate development of the Products, whichever occurs first, with the development work to be completed within one year after signing such agreement.

5.3 Patent Prosecution. MGI shall have the right to prosecute and maintain any ILEX Patents, by attorneys of MGI's choice and at MGI's expense. MGI shall
also reimburse ILEX for up to $[**]   of ILEX's out-of-pocket patent expenses
incurred prior to the Effective Date. If MGI decides, for any reason, not to prosecute or maintain any of the ILEX Patents in the United States, it shall so notify ILEX in writing. Upon such notification, ILEX shall have the right to prosecute and maintain such ILEX Patent, at its own expense, and MGI shall no further rights under Section 3.1 in the United States with respect to such ILEX Patent.

ARTICLE 6     PRODUCT REGULATORY APPROVALS

6.1 Regulatory Approvals. MGI shall submit appropriate applications for Marketing Authorization in the United States for use of the Products in the Initial Indication and shall use its Best Efforts, in consultation with ILEX, to obtain such Marketing Authorization. Thereafter, MGI may submit applications for Marketing Authorizations for such Indications and in such countries as MGI deems appropriate. Such responsibility shall include the conduct and documentation of such testing and preclinical and clinical trials as are required in connection with the submission of applications for Marketing Authorization within such countries.

6.2 Co-Development. MGI shall have the right to engage third parties to develop the Products jointly with MGI. The Parties acknowledge that any sublicensee that is developing the Products jointly with MGI shall be entitled to file separate applications to obtain Marketing Authorizations for the Products.

ARTICLE 7     PROMOTION AND MARKETING

7.1 General Best Efforts Obligation. MGI shall commit adequate funding and use its Best Efforts to fund and support the commercial launch and ongoing promotion, marketing and sale of Products in the Initial Indication. Thereafter, MGI shall commit such funding and use such efforts as it deems appropriate to fund and support the commercial launch and on-going promotion, marketing and sale of Products in other Indications.

7.2 Co-Promotion and Co-Marketing. MGI shall have the right to engage third parties to assist in its promotion and marketing of the Products. Such third party arrangements may include co-promotion or co-marketing of the Products.

7.3 Compliance with Law. MGI shall market, promote and sell the Products in compliance with the conditions and requirements of all applicable Marketing Authorizations and with all other applicable legal and regulatory requirements.

ARTICLE 8     LICENSE FEE AND ROYALTIES

8.1 Up-front License Fee. MGI shall pay to ILEX Seven Hundred Fifty Thousand Dollars ($750,000), as an up-front license fee. This fee shall be payable by wire transfer five (5) days after the earlier of (a) the date on which MGI receives written notice from NCI, in a form reasonably acceptable to MGI, that it shall so transfer and assign to MGI (or to ILEX as an intermediary) any NCI IND for the Product and DHAC bulk drug substance in its possession or control, or (b) the date on which NCI transfers and assigns to MGI (directly or through ILEX) any such IND for the Products and transfers to MGI any such DHAC bulk d rug substance. If MGI pays such fee as provided in (a) above, and if NCI thereafter fails, within six
(6) months of such payments, to transfer and assign to MGI (directly or through ILEX) such IND and to transfer such DHAC bulk drug substance, then (i) ILEX shall refund such up-front license fee to MGI within five (5) days of such six
(6) month anniversary, and such up-front license fee shall thereafter be payable to ILEX only upon actual transfer and assignment by NCI of the foregoing and (ii) the parties shall have the right to terminate this Agreement as provided under Section 11.5.

8.2    Royalties.

       (a)    MGI shall pay to ILEX, a royalty of    [**]    percent ([**]%) of
              Net Sales of Products. For any such country in which a third party introduces a competitive product containing DHAC, MGI's
              royalty payments to ILEX will be reduced to   [**]      percent
              ([**]%).

       (b) Royalties shall continue on a Product-by-Product and country-by-country basis for (i) the life of the last ILEX Patent covering the manufacture, use or sale of such Product, or (ii) ten (10) years from first commercial sale of such Product, whichever is longer. Upon expiration of such royalty obligations, the license granted under Section 3.1 shall be deemed to be fully paid up, irrevocable and perpetual.

8.3 Reports. MGI shall pay to ILEX any amounts owing under Section 8.2, on a quarterly basis on or before the forty-fifty (45th) day after the end of each calendar quarter during the term of this Agreement. Each royalty payment shall be accompanied by a report which shows the Net Sales of Products by MGI and its sublicensees for such quarter, by Product.

8.4 Books and Records. MGI shall keep adequate and complete books and records showing all Products sold by MGI and its sublicensees for a period of no less than five (5) years following completion of the fiscal year in which the sale of Products occurred. Such books and records shall include all information necessary to verify the total amount and computation of the Net Sales hereunder, and shall be open to inspection, audit and copying by ILEX or its agents during reasonable business hours and upon reasonable notice to the extent necessary to verify the amount of such Net Sales. Such inspection, audit and copying may be conducted at the expense of ILEX by an independent Certified Public Accountant or other agent appointed by ILEX and reasonably acceptable to MGI, provided, however, MGI shall reimburse ILEX for ILEX's reasonable expenses incurred in such inspection and audit if such audit reveals
any underpayment of amounts owing hereunder of more than     [**]       Dollars
($  [**] ) or   [**]    percent ([**]%), whichever is greater, for any quarter
covered by such inspection and audit.

8.5 Withholding. If any payment to ILEX hereunder is subject to any income taxes in a particular country:

       (a) ILEX shall pay such income taxes and hereby authorizes MGI to withhold such taxes from the applicable payments due to ILEX under this Agreement and to pay such withheld amounts to the relevant tax authorities within such country; and

       (b) whenever MGI withholds and pays such income taxes from any payments due to ILEX under this Agreement, it shall furnish ILEX with a certificate of the relevant tax authorities and reasonably acceptable to the U.S. Internal Revenue Service, documenting payment of such taxes.

8.6 Net Payments. Except as expressly provided in Section 8.5, all payments by MGI to ILEX under this Agreement represent the net amounts that ILEX is entitled to receive and shall not be subject to any other withholding or deduction for any reason whatsoever.

8.7 Currency Controls. If MGI is precluded at any time from making any payments due to ILEX under the provisions of this Agreement because MGI has failed to obtain any governmental approvals that may be required under the laws and regulations in a particular country for such transfers of funds, then MGI shall:

       (a) deposit, or cause its agent to deposit, such sums to an account designated by ILEX at a bank or other entity in such country;

       (b) provide, or cause its agent to provide, to ILEX documentary evidence of such deposits; and

       (c) remit such deposits to ILEX immediately upon the subsequent receipt of any required governmental approvals for such transfers.

Subject to any applicable regulatory requirements, MGI further agrees, and shall cause any agent of MGI to agree, that the form of such depository account shall permit ILEX to withdraw the deposited amounts at will, but neither MGI nor any agent of MGI shall withdraw the deposited amounts otherwise than for the purpose of remitting such amounts to ILEX pursuant to the provisions of this Section.

ARTICLE 9     INDEMNIFICATION; PATENT INFRINGEMENT

9.1    INDEMNIFICATION BY MGI.

       (a) MGI hereby indemnifies and holds harmless ILEX and its affiliates and their respective officers, directors, employees and agents (an ILEX Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) arising out of" (i) breach of any warranty, covenant or agreement of MGI contained in this Agreement; (ii) claims, suits or proceedings (a "Legal Action") brought by a third party alleging actual negligence, gross negligence or willful misconduct of MGI or its sublicensees resulting in personal injury or death related to the use of any Product developed or marketed by MGI or its sublicensees.

       (b) Whenever an ILEX Indemnified Party becomes aware of a Legal Action as to which it believes it entitled to indemnification under this Article 9, such ILEX Indemnified Party shall give notice in writing to MGI in sufficient time so as not to materially and adversely prejudice MGI's fights with respect to such Legal Action, shall permit MGI to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of MGI, all authority, information and assistance which MGI may reasonably request for purposes of such defense.
              If a single law firm engaged by MGI would be subject to any material conflict of interest in representing one or more of such Parties, MGI shall not be required to waive such conflict and may, instead, request separate representation by an independent law firm of the ILEX Indemnified Party at the expense of MGI. An ILEX Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter. MGI will maintain general and products liability insurance with
              contractual liability coverage and limits of at least   [**]
              Dollars ($  [**] ).

9.2    Indemnification by ILEX.

       (a) ILEX hereby indemnified and holds harmless MGI, its Affiliates and any parties to which it sublicenses rights to manufacture, market, or distribute Products and their respective officers, directors, employees and agents (a "MGI Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonably attorney's fees) arising out of breach of any warranty, covenant or agreement of ILEX contained in this Agreement.

       (b) Except as provided in Section 9.3, whenever a MGI Indemnified Party becomes aware of a Legal Action as to which it believes it is entitled to indemnification under this Article 9, it shall give notice in writing to ILEX in sufficient time so as not to materially and adversely prejudice ILEX's rights with respect to such Legal Action, shall permit ILEX to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of ILEX, all authority, information and assistance which ILEX may reasonably request for purposes of such defense. If a single law firm engaged by ILEX would be subject to any material conflict of interest in representing one or more of such parties, ILEX shall not be required to waive such representation by an independent law firm of the MGI Indemnified Party at the expense of ILEX. An MGI Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

9.3 Patent Infringement. MGI shall have the right, but shall not be obligated, to commence Legal Action or any alleged infringement of the ILEX Patents and to defend any Legal Action alleging that the ILEX Patents violate any patents, know-how, trade secret or any other intellectual property rights. MGI shall not enter into any settlement or consent judgment or other voluntary final disposition of such Legal Action without the approval of ILEX, such approval to not be unreasonably withheld. If MGI notifies ILEX at any time of its intention not to commence or continue prosecution or defense of a Legal Action alleging patent infringement, ILEX shall have the right to commence or continue prosecution or defense of the Legal Action. In any Legal Action either Party may prosecute or defend under this Section 9.3, the other party shall cooperate with and at the request of the party prosecuting or defending the suit. In addition to its obligation to indemnify MGI, as set forth in Section 9.2, ILEX shall be solely responsible for the costs of any Legal Action brought by ILEX under this Section 9.3.

9.4 Survival. The parties' obligations under this Article 9 shall survive the termination of this Agreement for any reason.

ARTICLE 10    CONFIDENTIALITY

10.1 Non-Use and Non-Disclosure. Each party acknowledges and agrees that all the other party's Confidential Information is confidential and proprietary to the disclosing party. Each party shall not use or disclose to any third party the other party's Confidential Information without the other party's prior written consent for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any unauthorized use or disclosure by its employees, agents, contractors, sublicensees, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

10.2 Marking. To be entitled to protection as Confidential Information, all ILEX or MGI documents containing that party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If a disclosure of Confidential Information is made orally, as in a meeting, the disclosing party shall indicate the nature of that information at the time of its disclosure and shall confirm such designation in writing within ten (10) days of the date of such disclosure to the receiving party.

10.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

       (a) was already in the possession of the receiving party prior to its receipt from the disclosing party, as shown by the receiving party's books and records;

       (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, however, that Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with the FDA or any other applicable governmental agency;

       (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

       (d) is made available on an unrestricted basis by the disclosing party to a third party unaffiliated with the disclosing party; or


       (e) is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice (pursuant to the provisions of Section 13.5) to the disclosing party of such requirement and shall cooperate with the disclosing party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

10.4 Duration; Surviving Obligation. Each party's obligations of non-use and non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five (5) years after its termination or expiration for any reason.

10.5 Prior Agreements. The non-disclosure and non-use provisions of this Agreement hereby supersede the provisions of the Non-Disclosure Agreement, provided, however, that this Article 10 shall be deemed retroactive to the effective date of the Non-Disclosure Agreement.

ARTICLE 11    TERM AND TERMINATION

11.1   Term.  Unless earlier terminated in accordance with Section 11.2, 11.3,
11.4 or 11.5, this Agreement shall be in effect, on a Product-by-Product and country-by-country basis, for the longer of (i) the life of the last ILEX Patent covering the manufacture, use or sale of such Product in such country or
(ii) ten (10) years from the first commercial sale of such Product.

11.2 Termination for Cause. Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective ninety (90) days after its date, in accordance with the following provisions:

       (a) if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or goes into liquidation or receivership; or

       (b) if the other party is in material breach of this Agreement and has failed to cure such breach within sixty (60) days of the receipt of written notice of breach from the non-breaching party.

11.3 Termination by Mutual Agreement. The parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may adopt.

11.4   Termination by MGI.  This Agreement may be terminated by MGI:

             (a)    for any reason upon sixty (60) days notice; or

       (b) immediately upon a decision by MGI to stop all clinical research on the Products due to safety issues with respect to administration of a Product to humans.

11.5 Termination due to NCI. If NCI (a) refuses in writing to transfer and assign to MGI its IND for the Products and the DHAC bulk drug substance, as required under Section 4.3, (b) fails to do so on or before March 15, 1997 or
(c) fails to transfer and assign to MGI such IND and such bulk drug substance within six months of MGI's payment of the up-front license fee as provided in
Section 8.1, either party may terminate this Agreement effective immediately upon written notice to the other party.

11.6 Rights and Obligations on Termination or Expiration. If this Agreement is terminated or expires for any reason, the parties shall have the following rights and obligations:

       (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable;

       (b) If this Agreement expires as provided in Section 11.1 or if it is terminated by MGI pursuant to Section 11.2, the license granted under Section 3.1 shall continue on a fully paid-up, irrevocable and perpetual basis. If this Agreement is otherwise terminated, the license granted under Section 3.1 shall terminate and MGI shall return to ILEX any ILEX Know-How relating to the Products that MGI initially received from ILEX, and if ILEX terminates this Agreement pursuant to Section 11.2 or MGI terminates this Agreement pursuant to Section 11.4, ILEX shall have a right of first negotiation to obtain a license to any patent rights and know-how developed by MGI during the term of this Agreement and relating directly to the Products, on such terms as the parties may the agree; and

       (c)    Each party's respective obligations of indemnification under
              Article 9 (as provided in Section 9.3), of non-use and non-disclosure under Article 10 (as provided in Section 10.4) and to settle all disputes, controversies or claims under Article 12 (as provided in Section 12.6) shall survive such termination or expiration of this Agreement.

11.7 Rights under U.S. Bankruptcy Laws. The parties acknowledge and agree that all rights and licenses granted to MGI by ILEX pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(52) of the Bankruptcy Code, and that MGI, as the licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

11.8 No Compensation. The parties agree that, subject to the above provisions of Section 11.6, and without prejudice to any other remedies at law or in equity that either party may have in respect of any breach of this Agreement, neither party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this Article 11, whether claimed as loss of good will, foregone profits, lost investments, or otherwise.

ARTICLE 12    DISPUTE RESOLUTION

12.1 Negotiation. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.

12.2 Reservation for Litigation. Notwithstanding Sections 12.1 and 12.3, each party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other party is or appears to be in violation of such other party's obligations of non-use and non-disclosure under Article 10 above, including, without limitation, any injunction or other preliminary relief. Nothing in this Section 12.2 shall preclude a party from seeking such interim relief with respect to any disputes or claims arising under this Agreement as may be available under the commercial arbitration rules as provided in Section 12.3.

12.3 Arbitration. Subject to the reservation of the parties under Section 12.2, all disputes, claims or controversies arising out of or in connection with this Agreement shall be finally settled under the commercial arbitration rules of the American Arbitration Association ("AAA"), as modified by Section
12.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Chicago, Illinois. The arbitration shall be conducted by three (3) neutral arbitrators selected by mutual agreement of the parties, or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the AAA. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in technology licensing.

12.4 Special Rules. Notwithstanding any provision to the contrary in the commercial arbitration rules, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

       (a) Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses,
              (iii) written interrogatories, and (iv) document requests;

       (b) Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be presented by the parties and shall promptly render a written opinion and award;

       (c) The arbitrators may not award or assess punitive damages against either party; and

       (d) Each party shall bear its own costs and expenses of the arbitration and one-half ( 1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

12.5 Survival. The duty of the parties to arbitrate any dispute, controversy or claim under this Article 12 shall survive the termination of this Agreement for any reason.

Article 13    GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all the parties' previous correspondence, term sheets, understandings, agreements and representations, oral or written, including the Non-Disclosure Agreement.

13.2 Assignment. Neither party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party; provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of either party, (b) the successor in interest of one party by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of a party.

13.3 Amendment. This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both parties.

13.4 Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or enforceable, this Agreement shall be treated as though that provision were not i n this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the parties and to achieve the economic effects originally intended by the terms hereof.

13.5 Notices. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable courier at the addresses set forth below or to any other address that a party specifies in writing:

              If to MGI:                   MGI PHARMA, INC,
                                           300E Opus Center
                                           9900 Bren Road East
                                           Minnetonka, MN 55343-9667
                                           Attn:  Lori-jean Gille, Vice
                                           President,
                                                    General Counsel
                                           Facsimile:  (612) 935-0468

              With copy to:                Dorsey & Whitney LLP
                                           Pillsbury Center South
                                           220 South Sixth Street
                                           Minneapolis, MN 55402
                                           Attn:  Karin A. Keitel
                                           Facsimile:  (612) 340-8827

              If to ILEX:                  ILEX Oncology, Inc.
                                           Suite 101
                                           14785 Omicron Drive
                                           San Antonio, Texas 78245-3217
                                           Attn:  Tim Williamson
                                           Facsimile:  (210) 677-6009

              With Copy to:                Fulbright & Jaworski
                                           300 Convent Street
                                           Suite 2200
                                           San Antonio, Texas 78205
                                           Attn:  Kenneth J. Halliday
                                           Facsimile:  (210) 270-7205

13.6 Waiver. Either party's failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof.

13.7 Counterparts. This Agreement shall be executed in two (2) or more counterparts, each of which shall be deemed an original.

13.8 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding its choice of law rules and provided, however, that the operation of the arbitration agreement contained in Section 12.3 hereof, and the enforcement of any award rendered pursuant thereto, shall be governed by United Stated federal law to the exclusion of any state law.

13.9 Relationship. The parties are independent contractors and have only a licensor-licensee relationship hereunder and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other party.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



MGI PHARMA, INC.                           ILEX ONCOLOLGY, INC.



By:                                        By:  /s/ Richard L. Love
   --------------------------------           --------------------------------
Its:                                       Its: President and CEO